Exhibit 21
                              List of Subsidiaries


Q.E.P. Co., Inc., a Delaware corporation, owns 100% of the issued and outstanding shares of stock/units of the following entities:

1. Roberts Consolidated Industries Inc., a Delaware corporation, which owns 100% of the issued and outstanding shares of stock/units of the following entities:

         (i)      Roberts Japan KK (Inactive)
         (ii)     Roberts Company Canada Limited, a Canadian corporation
         (iii)    Roberts Holding International Inc., a Delaware corporation

2.       Q.E.P.-O'Tool, Inc., a California corporation

3.       Boiardi Products Corporation, an Ohio corporation

4. Marion Tool Corporation (Inactive), an Indiana corporation, which owns 100% of the issued and outstanding shares of stock of the following entity:

         (i)      Westpoint Foundry, Inc. (Inactive), an Indiana corporation

5.       Q.E.P. Stone Holdings Inc., a Florida corporation

6. Q.E.P. Zocalis Holding L.L.C., a Delaware limited liability company, which owns 100% of the issued and outstanding shares of stock/units of the following entities

         (i)      Q.E.P. Zocalis Srl, an Argentinean entity

7.       Q.E.P. Chile Limitada, a Chilean entity.

8. Q.E.P. AUST. PTY. LIMITED, an Australian entity, which owns 100% of the issued and outstanding shares of stock/units of the following entities:

         (i)      Q.E.P. CO. AUST. PTY. LIMITED, an Australian entity


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9.       Q.E.P. Holding B.V., a Holland entity, which owns 100% of the issued and outstanding shares of stock of the following entity:

         (i) Roberts Holland B.V., which owns 100% of the issued and outstanding shares of stock/units of the following entities:

                  (a)      Roberts S.A.R.L., a French entity
                  (b)      Roberts Germany GmbH, a German entity
                  (c)      Roberts U.K. Limited, a United Kingdom entity

10.      Q.E.P. Co. New Zealand Limited, a New Zealand entity